                                                          EXHIBIT 10.35

MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LERACH (68581)
ALAN SCHULMAN (128661)
BLAKE M. HARPER (115756)
600 West Broadway, Suite 1800
San Diego, CA  92101
Telephone: 619\231-1058


KAPLAN, KILSHEIMER & FOX, LLP
ROBERT N. KAPLAN
685 Third Avenue, 26th Floor
New York, NY 10017
Telephone: 212/687-1980

Attorneys for Plaintiffs


                        SUPERIOR COURT OF STATE OF CALIFORNIA

                                COUNTY OF SANTA CLARA


STEVEN COOPERMAN and ERIC D. FREED     )  No. CV756665
IRA, On Behalf of Themselves and       )
All Others Similarly Situated,         )  CLASS ACTION
                                       )
                  Plaintiffs,          )  COMPLAINT FOR DAMAGES BASED
                                       )  UPON:
    vs.                                )
                                       )  (1) VIOLATION OF CAL.
GORDON EUBANKS, CHARLES BOESENBERG,    )      CORP. CODE Sections 25400 AND
EUGENE WANG, HOWARD BAIN, ELLEN        )      25500; AND
TAYLOR, ROBERT DYKES, JOHN LAING,      )  (2) VIOLATION OF CAL. CIV.
DEREK WITTE and SYMANTEC               )      CODE Sections 1709-1710
CORPORATION,                           )
                                       )
                   Defendants.         )  Plaintiffs Demand A
                                       )  Trial By Jury
- ---------------------------------------   -------------------

                                  SUMMARY OF ACTION

    1. This is a class action on behalf of purchasers of the stock of Symantec Corporation ("Symantec" or the "Company") between July 24, 1995 and January 8, 1996 (the "Class Period"), complaining of a fraudulent scheme, conspiracy and course of business that operated as a fraud or deceit on purchasers of Symantec stock due to defendants' false and misleading statements, primarily about Symantec's new Windows 95-related utility software products known as Norton Navigator, Norton AntiVirus and Norton Utilities, and Symantec's sales in Europe, accompanied by falsification of Symantec's first and second quarters fiscal 1996 (ended June 30 and September 29, 1995) financial statements. These false and misleading statements drove Symantec's stock to a Class Period high of $33-1/4 and enabled (i) Symantec to complete a large acquisition of another software company, Delrina Inc. ("Delrina"), in November 1995 by agreeing to issue, I.E., sell, 15 million shares of its stock; and (ii) Symantec's insiders to sell 394,901 shares of their shares at artificially inflated prices as high as $32, pocketing over $12 million for themselves, before it was exposed that sales of Symantec's Windows 95 utility software products were very poor and that, due to huge product returns, Symantec would suffer flat revenue growth in its third quarter of fiscal 1996 (ended December 31, 1995), resulting in a loss, causing its stock to collapse from $22-1/2 to $10-1/8 per share, in just four trading days, on huge volume of 27 million shares -- over 67% of Symantec's public float.

    2. During 1993 and 1994, Symantec's business performed erratically, primarily because Symantec had been unable to achieve substantial or consistent revenue growth by introducing new

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products or growing its business.  As a result, Symantec stock performed poorly and, despite an increase during 1994, at year end 1994 Symantec's stock was trading below its price at the beginning of 1993, 24 months earlier, thus trailing well behind the strong performances of many other successful software companies during that same time period. This poor stock performance put pressure on Symantec's management to make it appear that Symantec's earnings and business were growing, so that the stock would perform better.

    3. During early 1995, it was widely known that Microsoft intended to introduce a new, upgraded version of its Windows computer operating system known as Windows 95. The upcoming release of Windows 95 was widely anticipated in the financial community and viewed as providing an opportunity for software companies like Symantec, which sold products related to Microsoft's Windows, to profit as a result of this new "upgrade cycle." As a result, investor interest in companies like Symantec increased. During the past several years, Symantec had also attempted to grow its business by acquiring other companies, using its own stock to make such acquisitions. Thus, in early
1995, Symantec's President and CEO, Gordon Eubanks ("Eubanks") and Symantec's other insiders realized that they had a significant opportunity to push Symantec's stock price much higher by capitalizing on investor interest in Windows 95 and then take advantage of that high stock price by making a major acquisition for Symantec by issuing Symantec stock and by selling substantial amounts of their own Symantec shares into the market at high, and for them, very profitable prices.

    4. In the spring of 1995, Symantec announced it would launch several new products concurrently with the introduction of Windows

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95, and previewed those products -- the Norton Navigator, AntiVirus and
Utilities in April 1995. As a result of anticipation over the possible success of these new products, as well as the apparent success of the sale of Symantec's enterprise products and strong sales in Europe, Symantec's stock price increased from around $17 per share at the beginning of 1995 to as high as $30 per share by late June 1995.

    5. Capitalizing on this increase in Symantec's stock price, in early July 1995, Symantec announced that it would acquire Delrina, another software company, in a transaction that would enable Delrina's shareholders to exchange their Delrina shares for 15 million shares of Symantec stock, IN ONE OF THE LARGEST, IF NOT THE LARGEST, ACQUISITIONS SYMANTEC HAD EVER MADE. However, because Delrina was located in Canada and because of other pre-merger work that had to be completed before the merger could be consummated, the Delrina acquisition would not be voted upon by Delrina's shareholders until November 1995. Since the value of the transaction to Delrina's shareholders depended upon the price of Symantec's stock, Symantec's insiders were under pressure to keep Symantec's stock price high until after Delrina's shareholders voted on the acquisition to increase the likelihood of approval by Delrina's shareholders.

    6. In late July, Symantec officially introduced its three new Windows 95 utility software products, the Norton Navigator, AntiVirus and Utilities. However, by late July, Symantec's insiders had learned that Windows 95 when released would contain a much larger amount of built-in utilities than earlier versions of Windows had contained and, as a result, the prospects for commer-cial success of its own line of Windows 95 utility products was greatly diminished. And, in order to get distributors and resellers to accept shipments of large amounts of its Norton Utilities for Windows 95, Symantec was forced to agree to give those distributors and resellers unlimited rights of return on any of the product that did not "sell through" at retail. Nevertheless, on July
24, 1995 -- the commencement of the Class Period -- when Symantec reported its results for the first quarter of fiscal 1996 (ended June 30, 1995), it assured the market that the results were at the "HIGH-END" of Symantec's expectations, that the good results were largely due to "STRONG OVERSEAS [MOSTLY EUROPEAN] SALES," that Symantec expected to be a "MAJOR BENEFICIARY" of the Windows 95 upgrade cycle and thus its next few quarters would be particularly strong, enabling it to achieve fiscal 1996 earnings per share of $1.20-1.23 per share.

    7. In September 1995, after Windows 95 was introduced in August 1995, Symantec told the market that the sales of its Windows 95 utility products were "MEETING THE COMPANY'S EXPECTATIONS" and that the Company was "REAL HAPPY WITH HOW THEY'RE SELLING." Later in September and during October 1995, Symantec assured the market that sales of its Windows 95 lead products were "STRONG" and were "MEETING or "BEATING EXPECTATIONS." When Symantec reported strong revenue and earnings per share growth for its second quarter of fiscal 1996 (ended September 29, 1995), it again told analysts that the results "EXCEEDED SYMANTEC'S EXPECTATIONS" due to "STRONG SALES" of its Windows 95 utility products. Symantec also assured analysts that it was utilizing a "CONSERVATIVE" approach to revenue recognition for Windows 95 products and that as a result of this

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would report stronger earnings growth later that year.  Later in 1995,
Symantec's top executives told analysts that its business was continuing to do "VERY WELL" with sales of its Windows 95 utility products continuing to be "STRONG" and "MEETING OR EXCEEDING ITS EXPECTATIONS," resulting in Symantec "guiding" analysts to increase their forecasted fiscal 1996 earnings per share for Symantec to approximately $1.35 per share.

    8. These positive reports pushed Symantec stock to a Class Period high of $33-1/4 per share and maintained the stock price at inflated levels throughout the Class Period, enabling several key insiders at Symantec to unload an aggregate of 394,901 shares of their Symantec stock at between $29-32 per share during August and September 1995, allowing them to pocket over $12 million, while helping to assure that Delrina's shareholders voted to approve the acquisition of their company by Symantec in November 1995. OF THE EIGHT SYMANTEC INSIDERS WHO UNLOADED SHARES AT THESE INFLATED PRICES, SEVEN SOLD OVER 50% OF THE STOCK THEY OWNED, FIVE SOLD VIRTUALLY ALL THEIR HOLDINGS, I.E., OVER 90%, WHILE EUBANKS, SYMANTEC'S CEO, SOLD OVER 50% OF HIS HOLDINGS! Virtually all of the shares sold by Symantec's insiders were obtained by them by the exercise of stock options at much lower prices -- SOME AS LOW AS $.50 PER SHARE
- -- and then immediately sold by them to pocket millions in risk-free profits based on Symantec stock's inflated trading price.

    9. On January 4, 5 and 8, 1996, Symantec stock plunged from $22-1/2 to $15-3/8 per share, a 32% decline on 11 million shares volume, as information leaked into the marketplace that the sales of Symantec's Windows 95 utility products might not be as strong as

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earlier represented.  Then, after the close of trading on January 8, 1996,
Symantec shocked the market by revealing that its results for the quarter ended December 31, 1995 would be much worse than earlier forecast due to very poor sales of -- and large returns of -- its Windows 95 utility products -- meaning Symantec would achieve NO REVENUE GROWTH OVER THE PRIOR QUARTER AND LIKELY SUFFER A LOSS FOR THAT QUARTER. The next trading day, Symantec's stock collapsed to $10-1/8 per share, a 34% one-day decline on huge volume of 15.9 million shares -- THE LARGEST ONE-DAY PERCENTAGE STOCK PRICE DECLINE ON THE LARGEST ONE-DAY STOCK VOLUME IN SYMANTEC'S HISTORY. Eubanks admitted "WE HAD
A TERRIBLE QUARTER. WE SCREWED UP." Analysts immediately slashed their earnings forecasts for Symantec for the fourth quarter of fiscal 1996, fiscal 1996 as a whole and for fiscal 1997. Later, Symantec announced that its revenues for the December 1995 quarter were $111 million (a decline from the third quarter) and that it actually suffered an operating loss of $1.1 million! Later, Eubanks admitted this catastrophe was not due to slower than anticipated sales of Windows 95 --"I'm not blaming Microsoft. I'm blaming
Symantec. . . . Windows 95 is selling great.  It's just that we had a higher forecast for sales of our products than we managed to meet."

    10. Each of the positive statements about Symantec's business during the Class Period was materially false and misleading. The true facts were:

         (a) Symantec's Windows 95 utility software products (Navigator, AntiVirus and Utilities) were selling poorly at retail and below the levels forecast by the Company, which would result in large distributor/reseller returns of those products well in excess of amounts Symantec had reserved for OR in sharply diminished distributor/reseller reorders of those products, causing Symantec to not achieve the revenue and income growth forecast by and for it for the last half of fiscal 1996;

         (b) Sales of Symantec's Windows 95 Utilities, Navigator and AntiVirus products were not meeting or exceeding Symantec's expectations and in fact were below expectations, due to (i) lower than anticipated sales or Windows 95; AND
(ii) lower than anticipated "attach rates" of Symantec utility products to Windows 95, as Windows 95 came equipped with a large number of built-in utilities, thus diminishing the need for and attractiveness of Symantec's products;

         (c) Symantec was not encountering a good "attach rate" with respect to the sale of its products along with Windows 95 and in fact the "attach rate" was below expectations because Windows 95 came equipped with a large amount of built-in utilities, thus making Symantec's products less necessary or attractive to purchasers of Windows 95;

         (d) Sales of Symantec's Windows 95 utility software products were not strong and were not beating or exceeding its expectations, and in fact, sales of such products at the retail level were weak and well below Symantec's expectations, meaning that Symantec's reserves for product returns by distributors and resellers were grossly inadequate;

         (e) Sales of Symantec's enterprise products were weak and below internal goals and budgets;

         (f) Symantec's European sales were well below Symantec's expectations and doing very poorly due to competitive pressures and localized negative economic factors;

         (g) That the problems identified in Paragraph 10(a)-(f) above, were causing Symantec to fall short of its planned revenue and earnings growth and made it impossible for Symantec to meet the revenue and earnings forecasts made by and for it for the third and fourth quarters of fiscal 1996 and fiscal 1996 as a whole;

         (h) Symantec was not following a conservative approach with respect to revenue recognition on its Windows 95 utility and products and in fact was improperly recognizing revenue on these products in violation of Generally Accepted Accounting Principles ("GAAP"), thus inflating its financial results and concealing the poor sales or "attach rates" of these products and the deterioration of Symantec's business overall;

         (i) Symantec's reported revenues and earnings per share for the first and second quarters of fiscal 1996 (ended June 30 and September 29, 1995) were artificially inflated due to the improper recognition of revenue via the accounting artifices and tricks detailed in this Complaint;

         (j) Symantec's method of accounting for its Windows 95 utility products was not "conservative" or such that it would result in strengthening Symantec's reported profits in the last half of fiscal 1996, but, in fact, the contrary was true, since Symantec was violating GAAP in the manner in which it was recognizing revenue in Europe and on the sale of its Windows 95 utility products, which would result in massive returns and/or reduced shipments of those products later on in fiscal 1996, hurting Symantec's reported profits;

         (k) That in order to cover up the weak sales of its Windows 95-related products, its enterprise products and its poor European results, Symantec was falsifying its reported financial results by improperly recognizing millions in revenue, thus inflating its reported revenues, income and earnings per share;

         (l) It was not true that except for Microsoft no software company stood to gain as much from the sale of Microsoft Windows 95 operating systems as Symantec did as defendants knew that Windows 95 came equipped with large amounts of built-in utilities and this diminished the desirability of or necessity for Symantec's products among purchasers of Windows 95 and this, in fact, was very adversely affecting retail sales of Symantec's Windows 95 utility products;

         (m) Because defendants knew that Windows 95 would come equipped with a large amount of built-in utilities which would greatly diminish the need for and appeal of Symantec's stand-alone Windows 95 utility software products, Symantec's statement that it would be a major beneficiary from the Windows 95 upgrade cycle was known by defendants to be false;

         (n) That defendants' positive forecasts and projections regarding Symantec's Windows 95 utility product line, and its revenues or earnings growth during the balance of fiscal 1996 were known by defendants to be false as they were inconsistent with the above negative factors; and

         (o) That defendants' forecasts of increased earnings for Symantec in fiscal 1996 of $1.25-$1.35 and of earnings per share of

$.31 - $.33 for the third quarter of fiscal 1996, were known by defendants to be false as they were contradicted by the adverse facts set forth above.

    11. The charts below show the increase in Symantec's stock price while defendants were issuing false and misleading statements, defendants' stock sales at inflated prices and Symantec stock's collapse as the true facts became known, and illustrate that, when compared to an index of similar stocks, the movement of Symantec stock was largely due to Company specific information as opposed to industry or market factors.

                                 SYMANTEC CORPORATION
                         DECEMBER 30, 1994 - JANUARY 30, 1996
                                  DAILY STOCK PRICES

                                       [GRAPH]

                                 SYMANTEC CORPORATION
                       VS. H&Q COMPUTER SOFTWARE PRODUCTS GROUP
                           JUNE 1, 1995 - JANUARY 24, 1996

                                       [GRAPH]

                                JURISDICTION AND VENUE

    12. This Court has jurisdiction over all causes of action asserted in this Complaint pursuant to the California Constitution, Article VI, Section 10, because this case is a cause not given by statute to other trial courts. The claims asserted herein arise under Sections 25400 and 25500 of the Cal. Corp. Code and Sections 1709-1710 of the Cal. Civ. Code.

    13. Each of the individual defendants resides in and is a citizen of the State of California. One of the plaintiffs lives in and is a citizen of California. Symantec has its principal place of business in California. The amount in controversy of each of the named plaintiffs' claims is less than $50,000 exclusive of interest and costs. This action is not removable to federal court.

                               CLASS ACTION ALLEGATIONS

    14. Plaintiffs bring this action as a class action pursuant to California Code of Civil Procedure Section 382 on behalf of all persons who purchased or otherwise acquired Symantec stock (the "Class") during the Class Period. Excluded from the Class are the defendants, members of their families and any entity in which a defendant has an interest.

    15. The Class is composed of numerous residents of California, as well as persons dispersed throughout the U.S., the joinder of whom is impracticable. The disposition of their claims in a class action will provide substantial benefits to the parties and the Court. During the Class Period, Symantec had more than 38 million shares of stock outstanding, owned by thousands of shareholders.

    16. There is a well-defined community of interest in the questions of law and fact involved in this case. The questions of law and fact common to the members of the Class which predominated over questions which may affect individual Class members, include the following:

         (a) Whether Cal. Corp. Code Sections 25400 and 25500 were violated by defendants;

         (b) Whether Cal. Civ. Code Sections 1709-1710 were violated by defendants;

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         (c)  Whether defendants omitted and/or misrepresented material facts;

         (d) Whether defendants failed to disclose or conspired or aided and abetted one another in not disclosing material facts necessary to make the statements made not misleading;

         (e) Whether defendants knew or recklessly disregarded that their statements were false and misleading;

         (f) Whether the price of Symantec stock was artificially inflated during the Class Period; and

         (g) The extent of damage sustained by Class members and the appropriate measure of damages.

    17. Plaintiffs' claims are typical of those of the Class because plaintiffs and the Class sustained damages from defendants' wrongful conduct.

    18. The prosecution of separate actions by individual Class members would create a risk of inconsistent and varying adjudications.

    19. Plaintiffs will adequately protect the interests of the Class. They have retained counsel who are experienced in class action securities litigation. Plaintiffs have no interests which conflict with those of the Class.

    20. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

                                     THE PARTIES

    21. (a) Plaintiff Steven Cooperman, a retired physician, purchased 2,000 shares of Symantec stock on December 1, 1995 at $26-3/4 per share and was damaged thereby.

         (b) Plaintiff Eric D. Freed IRA purchased 100 shares of Symantec stock on October 30, 1995 at $25-5/8 per share and was damaged thereby.

    22. (a) Defendant Symantec is headquartered at Cupertino, California. It sells computer software products. Approximately 88% of Symantec's revenues are derived from products that operate on Microsoft's MS-DOS or Windows operating systems. Symantec stock trades in an efficient market on the NASDAQ System.

         (b) Symantec has had a historic pattern of acquiring other companies by issuing Symantec stock. During 1992-1994, Symantec acquired the following companies by issuing shares of Symantec stock:



                                                               SHARES OF
                                                               SYMANTEC
COMPANIES                                     DATE           COMMON STOCK
ACQUIRED                                    ACQUIRED            ISSUED
- --------------------------------------------------------------------------
INTEC SYSTEMS CORPORATION            AUGUST 31, 1994             133,332
CENTRAL POINT SOFTWARE, INC.         JUNE 1, 1994              4,029,429
SLR SYSTEMS, INC.                    MAY 31, 1994                178,093
FIFTH GENERATION SYSTEMS, INC.       OCTOBER 4, 1993           2,769,010
CONTACT SOFTWARE INTERNATIONAL INC.  JUNE 2,1993               2,484,019
CERTUS INTERNATIONAL CORPORATION     NOVEMBER 30,1992            368,141
MULTISCOPE, INC.                     SEPTEMBER 2, 1992           253,878
THE WHITE WATER GROUP, INC.          SEPTEMBER 2, 1992            69,740



One of the reasons why Symantec's insiders wanted to push Symantec's stock price higher in 1995 and were willing to falsify its first and second quarter fiscal 1996 results (ended June 30 and September 29, 1995), was so that Symantec could make a major acquisition using Symantec stock.

         (c) Symantec, Eubanks and Symantec's other insiders have a history of fraudulent conduct in connection with the trading in Symantec stock. In 1991-1992, when they pushed Symantec's stock

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from the high $20s to over $50 per share while reporting strong (but phony)
financial results while falsely forecasting strong, continued profit growth, due to the success of Symantec's products, Eubanks, Robert Dykes, John Laing and other Symantec insiders unloaded 2.5 million of their Symantec shares for $90 million, before it was exposed that Symantec was stealing trade secrets from Borland and Symantec reported losses rather than the strong profits it had forecast. Eubanks and Eugene Wang were indicted for theft of those trade secrets. Symantec stock collapsed to less than $10 per share. After being sued by investors for that fraud, Symantec, Eubanks and the other defendants paid $19 million to compensate the investors they had allegedly defrauded. The chart below highlights this prior incident of securities fraud involving Symantec and its insiders:

                                       [GRAPH]

         (d) (i) Another reason why Eubanks and the other officers of Symantec named as defendants falsified Symantec's reported profits for the quarters ended June 30 and September 29, 1995 was to collect larger payments under Symantec's Executive Officer Compensation Plan, which pays quarterly bonuses to Symantec's top executives EACH quarter based on Symantec's operating profits and performance compared to the Company's internal budget or forecast. During the past, Symantec's executive officers had their base salaries reduced by 10% to reflect the Company's failure at that time to meet desired targets and objectives. Thus, they had experienced the consequences of poor financial performance and were determined to have Symantec report inflated profits even if they had to falsify its result to do so;

              (ii) Bonuses for executive officers are paid pursuant to Symantec's quarterly bonus program. Under the quarterly bonus program, a bonus pool is established by Symantec's Board each quarter. The pool for the quarterly bonus program is increased by a percentage of operating income in excess of the Company's plan for the quarter and is reduced if operating income falls below the Company's plan. The Board determines the amount payable to the CEO, and the CEO proposes to the Board for their approval the allocation of the remainder of the pool to the remaining executive officers;

              (iii) Under the quarterly bonus program, bonuses for executive officers are determined based in part on overall corporate performance. These factors receive approximately equal weight. Overall corporate performance is judged based primarily on operating profit/loss, including ability to achieve budgeted revenue and expense levels. Because the pool of funds available for bonuses is determined by corporate financial performance, bonuses are significantly affected if corporate financial performance falls short of budget or goals; and

              (iv) An important factor taken into account by the Board in awarding bonuses includes executives' ability to achieve budgeted revenue levels. The Company establishes its financial objectives in connection with its normal financial budgeting process. Approximately every six months, a budget is established for the following four fiscal quarters.

    23. (a) Defendant Gordon Eubanks is President and CEO of Symantec and a member of its Board. Because of defendant Eubanks' position with Symantec, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including Symantec's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to them in connection therewith. As part of the scheme, Eubanks sold 135,000 shares of Symantec stock at artificially inflated prices of $29-$30-7/8 per share based on inside information, pocketing $4.1 million. Eubanks exercised options to acquire 105,000 of those shares at $.50-1.00 per share and sold the shares immediately upon exercise. These sales constituted 52% of Eubank's holdings in Symantec. Eubanks is currently under criminal indictment for stealing trade secrets from one of Symantec's competitors.

         (b) Defendant Robert Dykes ("Dykes") is Executive Vice President-Worldwide Operations and Chief Financial Officer of Symantec. Because of defendant Dykes' position with Symantec, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents
(including Symantec's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management meetings and via reports and other information provided to them in connection therewith. Dykes signed the Form 10-Qs for the quarters ended June 30 and September 29, 1995. As part of the fraudulent scheme, Dykes sold 100,000 shares of Symantec stock at artificially inflated prices of $30-5/8 per share based on inside information, pocketing $3 million. Dykes exercised options to purchase 50,000 of those shares at $12.75 per share and 50,000 shares at $16.94 per share and sold the shares immediately upon exercise. These sales constituted 65% of Dykes' holdings in Symantec.

         (c) Defendant John Laing ("Laing") is Executive Vice President-Worldwide Sales of Symantec. Because of Laing's position with Symantec, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including Symantec's operation plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management meetings and via reports and other information provided to them in connection therewith. As part of the fraudulent scheme, Laing sold 11,500 shares of Symantec stock at artificially inflated prices of $22.88 to $31 per share based on inside information, pocketing $355,600. Laing exercised options to purchase 10,000 of those 11,500 shares at $11 per share and sold the shares virtually immediately upon exercise. These sales constituted 43% of Laing's holdings in Symantec.

         (d) Defendant Charles Boesenberg ("Boesenberg") is an Executive Vice President and a Director of the Company. Because of defendant Boesenberg's position with Symantec, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including Symantec's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connection with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to them in connection therewith. During the Class Period and as part of the fraudulent scheme, defendant Boesenberg sold 75,332 shares of Symantec stock at artificially inflated prices of $30-$31-1/8 per share based on inside information, pocketing over $2.2 million. Boesenberg exercised options to purchase those 75,332 shares at $10.75 and $16.16 per share and sold the shares immediately upon exercise. These sales constituted 96% of Boesenberg's holdings in Symantec.

         (e) Defendant Eugene Wang ("Wang") is an Executive Vice President of Symantec. Because of Wang's position with Symantec, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including Symantec's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management meetings thereof and via reports and other information provided in connection therewith. As part of the fraudulent scheme, Wang sold 5,000 shares of Symantec stock at artificially inflated prices of $31-5/8 per shares based on inside information, pocketing $158,150. Wang exercised options to purchase all 5,000 of those shares at $10.50 per share and sold the shares immediately upon exercise. These sales constituted 100% of Wang's holdings in Symantec. Wang is currently under criminal indictment for stealing trade secrets from one of Symantec's competitors.

         (f) Defendant Ellen Taylor ("Taylor") is a Vice President and General Manager of the Norton Group of Symantec. Because of defendant Taylor's position with Symantec, she knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including Symantec's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management meetings and via reports and other information provided to her in connection therewith. As part of the fraudulent scheme, Taylor sold 21,174 shares of Symantec stock at artificially inflated prices of $28-$29-1/2 per share based on inside information, pocketing $607,478. Taylor exercised options to purchase those

21,174 shares at $11 and $16 per share and sold the shares immediately upon exercise. These sales constituted 98% of Taylor's holdings in Symantec.

         (g) Defendant Derek Witte ("Witte") is a Vice President and General Counsel of Symantec. Because of Witte's position with Symantec, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including Symantec's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management meetings and via reports and other information provided in connection therewith. As part of the fraudulent scheme, defendant Witte sold 25,793 shares of Symantec stock at artificially inflated prices of $31-$32 per share based on inside information, pocketing $802,456. Witte exercised options to purchase 24,647 of those shares at $10-1/4-$14-1/2 per share and sold the shares immediately upon exercise. These sales constituted 100% of Witte's holdings in Symantec.

         (h) Defendant Howard Bain ("Bain") is Chief Accounting Officer of Symantec. Because of Bain's position with Symantec, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including Symantec's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management meetings and via reports and other information provided in connection therewith. Bain signed the Company's Form 10-Qs for the quarters ended June 30 and September 29, 1995. As part of the fraudulent scheme, Bain sold 21,102 shares of Symantec stocks at artificially inflated prices of $22-5/6-$31-3/4 per share based on inside information, pocketing $658,939. Bain acquired 20,000 of those 21,102 shares by the exercise of options at $11 per share and immediately sold the shares upon exercise. These sales constituted 98% of Bain's holdings in Symantec.

         (i) The individuals named as defendants in Paragraph 23 (a) - (h) are referred to as the "Individual Defendants." The Individual Defendants aided or abetted or conspired to commit the violations of law complained of.

     24. Defendant Eubanks, by reason of his position as CEO and President of Symantec, and a director of the Company was a controlling person of Symantec and had the power and influence, and exercised the same, to cause Symantec to engage in the conduct complained of.

     25. During the Class Period, each Individual Defendant occupied a position that made him or her privy to non-public information concerning Symantec. Because of this access, each of these defendants knew that the adverse facts specified herein were being concealed. Notwithstanding their duty to refrain from selling Symantec stock while in possession of material, non-public information concerning Symantec, the defendants sold 394,901 shares of the Company's stock, in many instances over 90% of their holdings, pocketing over $12 million and thus profiting from their fraudulent scheme.

                            SYMANTEC'S INTERNAL FORECASTS
                                PLANS AND PROJECTIONS

     26. A key management tool for Symantec's top executives was Symantec's annual budget or forecast, by which the Company's Board, after input from top executives, set performance goals and then closely monitored the Company's actual performance, compared to those budgeted and/or forecasted. Symantec prepared its fiscal 1996 forecast and budget by mid-1995 and then updated it thereafter. Symantec's fiscal 1996 budget or forecast for the year ended March 31, 1996, which called for substantial revenue growth, was very dependent upon Symantec obtaining large increases of revenue due to sales of its Windows 95 utility product line, plus greatly increased European revenues. Each of the Individual Defendants was aware of Symantec's fiscal 1996 forecast and budget and of internal reports comparing Symantec's actual results to those budgeted and/or forecasted. Based on the negative internal reports of the Company's actual performance compared to that budgeted and forecasted, the Individual Defendants each knew Symantec's business was not performing as well as publicly represented, that Symantec was encountering very poor retail sales of its Windows 95 utility products due to low "attach rates," weak sales of its enterprise software products, weak sales of its products in Europe, and that Symantec was artificially inflating its reported revenues and profits by improper practices, I.E., accounting tricks, detailed elsewhere in this Complaint, meaning that Symantec could not possibly achieve the revenue and earnings per share growth in the second, third and fourth quarters of fiscal 1996 or fiscal 1996 as a whole forecast by and for it. Thus, defendants each knew or recklessly disregarded that the statements issued during the Class Period were false and misleading when made.

                            DEFENDANTS' FRAUDULENT SCHEME,
                          CONSPIRACY AND COURSE OF BUSINESS

     27. During 1993 and 1994 Symantec's business performed erratically, primarily because Symantec had been unable to achieve either substantial or consistent revenue growth by successfully introducing new products or otherwise growing its business. As a result, Symantec stock performed poorly and, despite an increase during 1994, at year end 1994 Symantec's stock was trading BELOW its price at the beginning of 1993, 24 months earlier, thus trailing well behind the strong performances of many other successful software companies during that same time period. This poor stock performance put pressure on Symantec's management to boost Symantec's earnings and to grow the business, so that the stock would perform better.

     28. During early 1995 it widely known that Microsoft intended to introduce a new, upgraded version of its Windows computer operating systems known as Windows 95. The upcoming release of Windows 95 was widely followed in the financial community and was viewed as providing an opportunity for software companies like Symantec, which sold products related to Microsoft's Windows, to profit as a result of this new "upgrade cycle." As a result of this, investor interest increased in companies like Symantec. During the past several years, Symantec had also attempted to grow its business by acquiring other companies, using its own stock to make such acquistions. Thus, in early 1995, Symantec's insiders realized that they had a significant oppor-tunity to push Symantec's stock price much higher by capitalizing on investor interest in Windows 95 and then take advantage of that high stock price by making a major acquisition for Symantec and by selling substantial amounts of their own Symantec shares into the market at high, and for them, very profitable prices.

     29. In the spring of 1995, Symantec announced it would launch several new products concurrently with the introduction of Windows 95, and previewed those products -- the Norton Navigator, Norton AntiVirus and Norton Utilities -- in April 1995. As a result of anticipation over the possible success of these new products, as well as the apparent success of the sale of Symantec's enterprise products and strong sales in Europe, Symantec's stock price increased from around $17 per share at the beginning of 1995 to as high as $30 per share by late June 1995.

     30. On July 6, 1995, Symantec announced it would acquire Delrina by issuing some 15 million shares of Symantec stock. This was a huge acquisition for Symantec, THE LARGEST IT HAD EVER MADE. Based on Symantec's July 6, 1995 stock price of $26 per share, the acquition had a value of about $390 million to Delrina's shareholders. However, shortly after the Delrina merger was announced, Symantec stock declined from a high of $27-1/8 the day after the merger was announced to as low as $23 several days later. The ability of Symantec to complete the Delrina acquisition depended in part on keeping its stock price high, at least through the date Delrina's shareholders voted on the merger. Symantec's insiders were concerned that any further signigicant decline in Symantec's stock would jeopardize their ability to complete the Delrina acquisition and inhibit their ability to profit by selling their Symantec stock into the market.

     31. In late July, Symantec also officially introduced its three new Windows 95 utility software products, the Norton Navigator, Utilities and AntiVirus. However, by late July, Symantec's insiders had learned that Windows 95, when released, would contain a much larger number of built-in utilities than earlier versions of Windows had contained and, as a result, the prospects for commercial success of Symantec's own line of Windows 95 utility products was greatly diminished. However, because Symantec had already invested millions in the development of these products and had already "pre-announced" that it would introduce and market these products, Symantec had no realistic option other than to go forward with product "roll-out" and hope for the best -- even though it and its insiders knew the prospects for real success were remote at best -- intending to inflate Symantec's stock price long enough for them to unload lots of their stock at inflated prices and for Symantec to achieve the approval of the Delrina acquisition by Delrina's shareholders. Thus, defendants pursued a fraudulent scheme, conspiracy and course of business while aiding and abetting one another, that operated as a fraud and deceit on purchasers of Symantec stock by making the false and misleading statements set forth below.

                           FALSE AND MISLEADING STATEMENTS
                               DURING THE CLASS PERIOD

     32. On July 24, 1995, Symantec issued a press release reporting revenues, net income and earnings per share of $90.1 million, $11.6 million and $.29, respectively, for its first quarter of fiscal 1996, ended June 30, 1995. The release also stated:

         "SYMANTEC CONTINUES TO SEE GROWTH IN OUR ENTERPRISE
    PRODUCTS. . ." said Gordon E. Eubanks, Jr.,  Symantec's
    president and CEO.  "In addition, with the expected shipment of Windows 95, we see a TREMENDOUS OPPORTUNITY for Symantec. . . ."

    PREPARATION FOR WINDOWS 95

         Symantec spent much of the June quarter preparing for Windows 95. Symantec expects to ship three Windows 95 utility products in August, just prior to the release of Microsoft's Windows 95. These products are Norton Utilities for Windows 95, Norton Navigator for Windows 95 and Norton AntiVirus for Windows 95.

    33. On July 24, 1995, Eubanks and Bain spoke with securities analysts and told them:

    -    Symantec's first quarter results were at the "HIGH
    END OF SYMANTEC'S EXPECTATIONS."

    - Symantec's strong results were largely due to "STRONG OVERSEAS (MOSTLY EUROPEAN) SALES."

    - Symantec's was poised to benefit from the August 1995 introduction of Windows 95 due to its Norton AntiVirus, Norton Utilities and Norton Navigator products.

    - Symantec's next two quarters were expected to be "PARTICULARLY STRONG."

    - Symantec expected to be a "MAJOR BENEFICIARY" of the Windows 95 upgrade cycle.

    -    Symantec forecast or endorsed forecasts of fiscal
    1996 earnings per share of $1.20-$1.23.

Securities analysts reported this information to the market where it became part of the total mix of information affecting Symantec stock while increasing their earnings forecasts for Symantec based on its stronger than expected first quarter fiscal 1996 results and the positive statements made by its executives. Symantec's stock surged to $27-7/8 after Symantec's July 24, 1995 report and its executives' discussions with analysts.

     34.  On July 31, 1995, Symantec issued a press release which stated:

         Symantec Corporation today announced a comprehensive set of three utility products of Microsoft Windows 95.
    . . . The products are Norton Utilities, the only 32-bit continuous system protection and data recovery solution for Windows 95; Norton Navigator for enhanced file management and desktop navigation; and Norton AntiVirus, comprehensive 32-bit anti-virus protection specifically for Windows 95.

                                        * * *

         Gordon E. Eubanks, Jr.,  president and CEO said,
    ". . . The products we are introducing for Windows 95 enhance our position as the industry's leader providing reliable and technically-proven utility software."

     35.  On September 1, 1995, Eubanks gave an inverview to
REUTERS which REUTERS reported.  Eubanks said:

    -    Sales of Symantec's utility products for Windows 95
    "ARE MEETING THE COMPANY'S EXPECTATIONS."

    -    "WE'RE REAL HAPPY WITH HOW THEY'RE SELLING . . . .
    IT'S CERTAINLY MEETING OUR EXPECTATIONS."

    - Retailers were telling Symantec that there was a "GOOD ATTACH RATE" of customers who buy Windows 95 and "AT LEAST ONE OF SYMANTEC'S THREE NORTON UTILITY
    PRODUCTS."

    -    Norton Navigator was "DOING A LITTLE BETTER THAN WE
    THOUGHT," while Norton Utilities and Norton AntiVirus were "MEETING EXPECTATIONS."

Immediately after this interview was reported, Symantec stock jumped almost $4 per share on its largest one-day stock volume in months. Within a few days the stock reached its Class Period high of $33-1/4.


     36. On September 20, 1995, Eubanks was interviewed by REUTERS. In that interview Eubanks said:


    -    "Looking at Symantec's current sales performance
    . . . EUROPEAN . . . markets WERE OUTPERFORMING OTHER
    AREAS AT PRESENT."

    - Symantec was most excited about what it was seeing in Europe for its business, where it was encountering
    STRONG DEMAND for its products.

     37. During August and September, while Symantec's stock was selling at between $29 and $33-1/4 per share (its Class Period high), the eight Symantec executives named as defendants sold 382,899 shares of Symantec stock, pocketing over $12 million, and in at least five instances selling over 90% of the Symantec stock they owned, with Eubanks the CEO selling 52% of his shares -- 135,000 shares at $29-$30-7/8 per share -- 105,000 shares of which he acquired by exercising options at $.50-$1.00 per share -- then immediately selling the stock for over $30 per share.

     38. On or about October 16, 1995, Symantec executives communicated with a Morgan Stanley analyst and told her:

    - Customer acceptance of Symantec's Windows 95-related products was "STRONG" and sales of these products were "BEATING EXPECTATIONS."

Morgan Stanley reported this information to the market, where it became part of the total mix of information affecting Symantec's stock price.


     39. On October 25, 1995, Symantec issued a press release reporting revenues, net income and earnings per share of $102.8 million, $12.9 million and $.31, respectively for its second quarter of fiscal 1996, ended September 29, 1995. These were very good results, showing strong revenue, net income and earnings per share growth from the same period in the prior year and from the prior quarter. The October 25, 1995 release also stated:


    "THROUGH THE FIRST TWO MONTHS SINCE THE GENERAL RELEASE OF WINDOWS 95, WE ARE AMONG THE INDUSTRY LEADERS IN TERMS OF ATTACH-RATE TO WINDOWS 95 SALES," said Gordon E. Eubanks, Jr., president and CEO of Symantec Corporation. "OUR ESSENTIAL SYSTEM UTILITY SOFTWARE HAS PROMPTED MANY

    CUSTOMERS TO BUY SYMANTEC PRODUCTS AT THE SAME TIME THEY BUY WINDOWS 95."

The October 25, 1995 release also stated that Symantec had signed a definitive agreement to acquire Delrina, subject to a shareholder vote.

    40. On October 25, 1995, Eubanks and Bain also communicated with securities analysts and told them:

    -    Symantec's excellent second quarter results "EXCEEDED EXPECTATIONS."

    - Symantec's excellent second quarter results were fueled by "STRONG SALES" of its Windows 95 utility products.

    - Symantec's reported earnings per share would have been even higher had it not been for the company's "CONSERVATIVE APPROACH TO REVENUE RECOGNITION FOR WINDOWS 95 PRODUCTS."

    - Symantec had also established "CONSERVATIVE" reserve levels, reserving not only against distributor inventory levels, but also against retail inventory levels, effectively only recognizing revenue or product sell-through at the retail level.

    - These "CONSERVATIVE" practices would enable Symantec to report even higher than expected earnings per share in the last two quarters of fiscal 1996.

    - The Windows 95 launch had been VERY SUCCESSFUL for Symantec and Symantec's outlook was for solid earnings per share momentum for the next 12-18 months.

    - Symantec expected to achieve fiscal 1996 earnings per share of $1.25+ with further gains in fiscal 1997 to $1.40+.

    - Symantec expected to achieve earnings per share of $.33 in its third quarter of fiscal 1996 to end December 31, 1995, even though the Delrina acquisition was expected to cause some earnings dilution in that quarter.

Analysts reported this information to the market where it became part of the total mix of information affecting Symantec's stock price.

    41. In late October, Symantec stock fell sharply from $30-3/8 on October 24, 1995 to $24-1/8 on October 31, 1995, due in part to concerns in the investment community that there might be excessive inventories of Symantec's Windows 95 utility products in the "channel." Symantec's executives were very concerned about this decline in Symantec stock as, if it continued, it could endanger stockholder approval of the Delrina acquisition, which was to be voted on in November 1995.

    42. On October 31, 1995, Symantec executives met with securities analysts in connection with the American Electronics Association meeting in Monterey, California. During this meeting, Eubanks and Bain told analysts:

    - Symantec's business was doing VERY WELL and sales of its Windows 95 utility products were MEETING OR EXCEEDING EXPECTATIONS.

    - Symantec now expected its fiscal 1996 earnings per share would be approximately $1.35.

Securities analysts reported this information to the market and it became part of the total mix of information affecting Symantec stock.

    43. On or about November 9, 1995, Symantec executives communicated with Alex. Brown & Sons and assured it that:

    - Symantec's Norton applications are doing "VERY WELL" in the marketplace, and that "ATTACH RATES" HAD INCREASED SINCE SEPTEMBER.

    - Concerns over high inventory levels in the channel were UNWARRANTED as Symantec recognized revenue on its utilities product line only on sell-through plus 6 weeks and this reduced its exposure to product returns.

This information was reported to the market by Alex. Brown and became part of the total mix of information affecting Symantec stock price.

    44. The positive reports referenced in Paragraphs 32-36, 38-40 and 42-43 helped to halt the decline in Symantec's stock price and stabilize it. On November 20, 1995, Delrina's shareholders voted to approve the acquisition of Delrina by Symantec.

    45. On December 6, 1995, Symantec, through Eubanks, made a presentation at the Montgomery Securities Technology Conference and was interviewed by REUTERS, during which he stated:

    - "[E]XCEPT FOR MICROSOFT CORP., NO SOFTWARE COMPANY STOOD TO GAIN AS MUCH FROM THE SALE OF MICROSOFT'S WINDOWS 95 OPERATING SYSTEM" AS SYMANTEC DID.

    -    "WE'RE GAINING MARKET SHARE BECAUSE OF WINDOWS 95. . . . Windows 95
    is going to be a much bigger force than most people realize."

    - Symantec expected calendar 1995 sales growth of "AT LEAST 30 PERCENT" over calendar 1995 and pre-tax profit growth of 18 percent over 1995.

    - Eubanks also expected to see 18 percent pre-tax profit year-over-year growth beginning with the fourth quarter ending March 1996.

REUTERS and BLOOMBERG reported this information to the market where it became part of the total mix of information affecting Symantec stock price.

    46. On or about December 7, 1995, Symantec's executives communicated with Donaldson, Lufkin & Jenrette and told them that:

    -    Symantec's business was doing "VERY WELL."

    - The Windows 95 upgrade cycle was "GOING VERY WELL" for Symantec, resulting in "STRONG SALES" of its Windows 95 utility products.

    - Symantec expected to benefit from the Windows 95 upgrade cycle for another 12-18 months.

Symantec stock rallied to a high of $27-3/8 after Donaldson Lufkin reported this information to the market where it became part of the total mix of information affecting Symantec's stock price.

                              DISCLOSURE OF THE TROUBLED
                            NATURE OF SYMANTEC'S BUSINESS

    47. In the last two weeks of December 1995, Symantec stock declined and then, on January 4, 5 and 8, 1996, Symantec stock plunged from $22-1/2 to $15-3/8 per share--a 32% decline--on 11 million shares volume, as information leaked into the marketplace that sales of Symantec's Windows 95 utility products might not be as strong as earlier indicated. On January 8, 1996, after the close of trading, Symantec shocked the market by revealing that its results for the quarter ending December 31, 1995 would be much worse than earlier forecast with little or no revenue growth from the second quarter and results from continuing operations likely to show a loss. The next day, Symantec's stock collapsed to $10-1/8--a 34% one-day decline on huge volume of 15.9 million shares--the largest one-day percentage decline in its stock price on the largest one-day stock volume in Symantec's history. Eubanks admitted Symantec's earlier shortfall was due to poor sales and large returns of Symantec's Windows 95 utility products and poor sales of its products in Europe, admitting "WE HAD A TERRIBLE QUARTER. WE SCREWED UP." Analysts immediately cut their earnings forecasts for Symantec for the fourth quarter of fiscal 1996, fiscal 1996 as a whole and for fiscal 1997. Later, Symantec announced that its revenues for the December 1995 quarter were $111 million (a decline from the third quarter) and that it actually suffered an operating loss of $1.1 million!

    48. Each of the positive statements about Symantec's business made by defendants during the Class Period was materially false and misleading when issued, and failed to disclose, INTER ALIA, the following adverse information, disclosure of which was necessary to make the statements made not false and misleading, and which facts were then known only to defendants due to their access to internal Symantec corporate data:

         (a) Symantec's Windows 95 utility software products (Navigator, AntiVirus and Utilities) were selling poorly at retail and below the levels forecast by the Company, which would result in large distributor/reseller returns of those products well in excess of amounts Symantec had reserved for OR in sharply diminished distributor/reseller reorders of those products, causing Symantec to not achieve the revenue and income growth forecast by and for it for the last half of fiscal 1996;

         (b) Sales of Symantec's Windows 95 Utilities, Navigator and AntiVirus products were not meeting or exceeding Symantec's expectations and in fact were below expectations, due to (i) lower than anticipated sales of Windows 95; AND
(ii) lower than anticipated "attach rates" of Symantec utility products to Windows 95, as Windows 95 came equipped with a large number of built-in utilities, thus diminishing the need for and attractiveness of Symantec's products;

         (c) Symantec was not encountering a good "attach rate" with respect to the sale of its products along with Windows 95 and in fact the "attach rate" was below expectations because Windows 95 came equipped with a large number of built-in utilities, thus making Symantec's products less necessary or attractive to purchasers of Windows 95;

         (d) Sales of Symantec's Windows 95 utility software products were not strong and were not beating or exceeding expectations, and in fact, sales of such products at the retail level were weak and well below Symantec's expectations, meaning that Symantec's reserves for product returns by distributors and resellers were grossly inadequate;

         (e) Sales of Symantec's enterprise products were weak and below internal goals and budgets;

         (f) Symantec's European sales were well below Symantec's expectations and doing very poorly due to competitive pressures and localized negative economic factors;

         (g) The problems identified in Paragraph 48(a)-(f) above, were causing Symantec to fall short of its planned revenue and earnings growth and made it impossible for Symantec to meet the revenue and earnings forecasts made by and for it for the third and fourth quarters of fiscal 1996 and fiscal 1996 as a whole;

         (h) Symantec was not following a conservative approach with respect to revenue recognition on its Windows 95 utility products and in fact was improperly recognizing revenue on these products in violation of GAAP, thus inflating its financial results and concealing the poor sales or "attach rates" of these products and the deterioration of Symantec's business overall;

         (i) Symantec's reported revenues and earnings per share for the first and second quarters of fiscal 1996 (ended June 30 and September 29, 1995) were artificially inflated due to the improper recognition of revenue via the accounting artifices and tricks detailed in this Complaint;

         (j) Symantec's method of accounting for its Windows 95 utility products was not "conservative" or such that it would result in strengthening Symantec's reported profits in the last half of fiscal 1996, but, in fact, the contrary was true, since Symantec was violating GAAP in the manner in which it was recognizing revenue in Europe and on the sale of its Windows 95 utility products, which would result in massive returns and/or reduced shipments of those products later on in fiscal 1996, hurting Symantec's reported profits;

         (k) In order to cover up the weak sales of its Windows 95-related products, its enterprise products and its poor European results, Symantec was falsifying its reported financial results by improperly recognizing millions in revenue, thus inflating its reported revenues, income and earnings per share;

         (l) It was not true that except for Microsoft no software company stood to gain as much from the sale of Microsoft Windows 95 operating systems as Symantec did as defendants knew that Windows 95 came equipped with a large number of built-in utilities and this diminished the desirability of or necessity for Symantec's products among purchasers of Windows 95 and this, in fact, was very adversely affecting retail sales of Symantec's Windows 95 utility products;

         (m) Because defendants knew that Windows 95 would come equipped with a large amount of built-in utilities which would greatly diminish the need for and appeal of Symantec's stand-alone Windows 95 utility software product, Symantec's statement that it would be a major beneficiary from the Windows 95 upgrade cycle was known by defendants to be false;

         (n) Defendants' positive forecasts and projections regarding Symantec's Windows 95 utility product line and its revenues or earnings growth during the balance of fiscal 1996 were known by defendants to be false as they were inconsistent with the above negative factors; and

         (o) Defendants' forecasts of increased earnings for Symantec in fiscal 1996 of $1.25-$1.35 and of earnings per share of $.31-$.33 for the third quarter of fiscal 1996, were known by defendants to be false as they were contradicted by the adverse facts set forth above.

                          SYMANTEC'S FINANCIAL MANIPULATIONS
                            AND FALSE FINANCIAL STATEMENTS

    49. Much of Symantec's revenue came from sales to customers which have the right of return. Symantec's two largest distributors (Ingram Micro and Merisel) demanded that Symantec accept returns of unsold merchandise. Symantec also offered other customers return privileges in an effort to have those customers accept large amounts of inventory, especially of its Windows 95 utility products. During the quarter ended September 29, 1995, Symantec was selling a new product for Windows 95 for which Symantec had no experience and was selling it to many new customers. Thus, it was impossible for Symantec to reasonably estimate future returns. Based on the return privileges Symantec granted its customers and its inability to estimate future returns, Symantec should have deferred all such sales until the right of return expired. Rather than deferring revenue recognition for such sales, as required by GAAP under these circumstances, Symantec reserved only a portion of such sales, thus improperly inflating its reported results in the first and second quarters. During the quarter ended June 30, 1995, Symantec recognized revenue from sales, including sales in Europe by Central Pointe, which were contingent on resale and the right of return had not expired.

    50. During 1995, Symantec focused an enormous amount of attention on launching its utility software products to run on Windows 95 which was released in the summer of 1995. The success of these products (Norton Navigator, Utilities and AntiVirus) was extraordinarily important to Symantec as Symantec has experienced almost no revenue growth for nearly two years. The Windows 95 introduction was expected to provide this badly needed revenue growth for Symantec. In fact, the quarter in which Windows 95 and Symantec's associated utility products first shipped, the quarter ended September 29, 1995, represented the first real revenue growth Symantec had been able to report in a long time. Note the trend in Symantec's quarterly sales:

                                 Symantec Corporation
                                   Quarterly Sales

                                        [graph]

However, much, if not all, of Symantec's revenue growth in the June and September 1995 quarters came as the result of improper revenue recognition wherein Symantec recorded as revenue, sales to distributors, retailers and other resellers where their obligation to pay Symantec was contingent on their resale of the product and sales for which Symantec could not reasonably estimate future returns.

    51. In the Form 10-Q for the quarter ended September 29, 1995, the notes to the financial statements contained the following representations:

    The consolidated financial statements of Symantec Corporation ("Symantec" or the "Company") as of September 30, 1995 and for the three and six months ended September 30, 1995 and 1994 are unaudited and, in the opinion of management, CONTAIN ALL ADJUSTMENTS, CONSISTING OF ONLY NORMAL RECURRING ITEMS NECESSARY FOR THE FAIR PRESENTATION OF THE FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR THE INTERIM PERIODS.

A similar paragraph was included in the Form 10-Q for the quarter ended June 30, 1995. These Form 10-Qs were signed by Dykes and Bain.

    52. This statement was false and misleading as Symantec's results in the first and second quarters were artificially and improperly inflated by reporting revenue from purported sales which were contingent on resale, causing Symantec's financial statements to be presented in violation of GAAP.

    53. GAAP are those principles recognized by the accounting profession as the conventions, rules and procedures necessary to define accepted accounting practice at a particular time. Regulation S-X (17 C.F.R. 210.4-01(a)(1)) states that financial statements filed with the SEC which are not prepared in compliance with GAAP are presumed to be misleading and inaccurate.

    54. Because Symantec granted its customers significant rights to return product, its revenue recognition was controlled by Statement of Financial Accounting Standards ("SFAS") No. 48. SFAS No. 48, entitled "Revenue Recognition When Right of Return Exists," requires that six conditions of ALL be met for revenue recognition where the right of return exists. SEE SFAS No. 48, PARA 6. Otherwise, revenue recognition MUST be deferred until all these conditions are satisfied.

    55. In the quarter ended June 30, 1995, Symantec recognized material amounts of revenue on shipments to customers who had the right to return unsold product, including shipments Central Pointe made in Europe in the prior year, even though Symantec knew that the right of return had not expired on many of the shipments and much of the product was still in the channel. Symantec knew that such revenue recognition violated GAAP and SFAS No. 48.

    56. In the quarter ended September 29, 1995, Symantec shipped large quantities of its utility products for Windows 95 to distributors, retailers and other resellers in anticipation of the introduction of Windows 95 in August 1995. In order to convince its customers to accept such large inventories of its products, Symantec offered the customers expansive rights to return unsold product and offered to help the customer sell the product to end-users. The Company knew such "sales" were not properly recognizable as revenue as the conditions of SFAS No. 48 had not been complied with. However, in order to report financial results in line with market expectations, the Company recognized the revenue and merely reserved and deferred a small portion of the sales based on "inventories estimated to be in excess of levels deemed appropriate in the distribution channel." Thus, contrary to SFAS No. 48's clear and concise requirement that revenue be deferred until the contingency is removed, Symantec used an ambiguous and subjective standard of reserving for "estimated" returns or for excess channel inventory not "deemed appropriate." The amount of the Company's reserves was much lower than the amount of revenue which would have been deferred had the Company complied with GAAP and SFAS No. 48. Symantec was required to defer revenue by SFAS No. 48; Symantec's sales of these products failed to satisfy at least the following three requirements of SFAS No. 48, PARA 6.

         (a) SFAS No. 48, PARA 6 (b): "The buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product." SEE ALSO AICPA Statement of Position ("SOP") 91-1 (Software Revenue Recognition), PARA 58, which discusses factors which a software seller should consider when selling to resellers, including:

         Business practices, the reseller's operating history, competitive pressures, formal or informal communications, or factors that indicate that payment is contingent on the reseller's success in distributing individual units.

Many of Symantec's sales in the September 1995 Quarter were, in effect, contingent on resale. In addition to Ingram Micro and Merisel, Symantec has admitted that it also offered return privileges for unsold product to other retailers and distributors. Nevertheless, in violation of SFAS No. 48, Symantec did not defer revenue recognition, but rather, Symantec only deferred net revenues associated with distribution inventories estimated to be in excess of levels "deemed appropriate" in the distribution channel. This ambiguous standard was abused by Symantec to inflate its required results;

         (b) SFAS No. 48 PARA 6 (e): "The seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer." Symantec employed significant resources in assisting its resellers to "sell-through" Symantec's products. It has admitted that it employs a distribution sales group to work closely with its major distributor and reseller accounts on the management of orders, inventory level and sell-through to retailers, as well as promotions and selling activities. Symantec was either contractually obligated to assist in bringing about resale of products or it was doing so because it knew its sales were contingent on resale of its products by resellers/distributors and, in some instances, retailers; and

         (c) SFAS No. 48, PARA 6 (f): "The amount of future returns can be reasonably estimated." SEE ALSO SOP 91-1.58:

    Uncertainties about the potential number of copies to be sold by the reseller because of such factors as the newness of the product or marketing channel, competitive products, or dependence on the market potential of another product offered by the reseller, may indicate that profit cannot be reasonably estimated on delivery. If so, revenue should not be recognized until the vendor can reasonably determine that the transaction is viable for both parties or that the reseller is willing to honor and is capable of honoring the commitment to make the fixed payments.

At September 29, 1995, there were major changes in business conditions, customers and products which prevented Symantec from being able to reasonably estimate future returns. Thus, revenue from those transactions should have been deferred. The September

1995 quarter was the quarter in which Symantec first shipped its Windows 95 products in volume. While Symantec deferred some revenue associated with these sales and increased its allowance for returns, none of the revenue was properly recognized or recorded. Under GAAP, Symantec should have deferred all revenue associated with sales of its Windows 95-related utility products, which were contingent on resale, as Symantec could not actually estimate future returns for the following reasons:

              (i) Symantec's Windows 95-related products were new to the market and to Symantec. There was a serious question whether Symantec's utility program would even be necessary with Windows 95 since Windows 95 came with so many more built-in utilities that earlier versions of Windows;


             (ii) Symantec was dealing with many new customers, new to both Symantec and to PC software sales. These smaller customers were less predictable both in terms of ordering practices and selling trends;

            (iii) Symantec was selling enterprise systems which were subject to acceptance for many customers and, in fact, these sales were not going well; and

             (iv) Price competition was becoming more severe, which would indicate a greater risk of returns, as customers became aware that they could get lower prices elsewhere.

    57. Ultimately, Symantec's improper revenue recognition in the September 1995 quarter resulted in poor sales in the December 1995 quarter. THE SHORTFALL IN DECEMBER WAS QUITE REMARKABLE. WHILE WINDOWS 95 UTILITY PRODUCT SALES WERE $43 MILLION IN THE

QUARTER ENDED SEPTEMBER 29, 1995, THEY WERE ONLY ABOUT $22 MILLION IN THE QUARTER ENDED DECEMBER 30, 1995.

    58. On January 8, 1996, when Symantec shocked the market with the announcement that its third quarter fiscal 1996 revenues -- the first quarter AFTER the shipment of its Windows 95-related utility products -- would be below prior forecasts and that operating income would only be, at best, slightly above breakeven, the explanations it provided to analysts were:

    "THE PRIMARY REASON FOR THE REVENUE SHORTFALL WAS GREATER-THAN-ANTICIPATED RETURNS OF WINDOWS 95 ADVANCED UTILITIES (NORTON UTILITIES) PRODUCTS by small retail distributors following the company's large initial sell-in the September quarter -- $20 MILLION OF SUCH PRODUCT CAME BACK."

    Returns from secondary retailers (over-purchasing in August, returns in Q4).

Had Symantec properly deferred revenue recognition for sales which were contingent on resale, as required by SFAS No. 48, such huge returns would not have negatively impacted its reported third quarter fiscal 1996 earnings and its first and second quarters fiscal 1996 revenue and earnings would have been much lower and shown little growth.

    59. Due to these improprieties, the Company presented its results in a manner which violated the following generally accepted accounting principles, among others:

         (a) The principle that financial reporting should provide information that is useful to present and potential investors and creditors and other users in making rational investment, credit and similar decisions was violated (FASB Statement of Concepts No. 1, PARA 34);

         (b) The principle that financial reporting should provide information about the economic resources of an enterprise, the claims to those resources, and the effects of transactions, events and circumstances that change resources and claims to those resources was violated (FASB Statement of Concepts No. 1, PARA 40);

         (c) The principle that financial reporting should provide information about how management of an enterprise has discharged its stewardship responsibility to owners (stockholders) for the use of enterprise resources entrusted to it was violated. To the extent that management offers securities of the enterprise to the public, it voluntarily accepts wider responsibilities for accountability to prospective investors and to the public in general (FASB Statement of Concepts No. 1, PARA 50);

         (d) The principle that financial reporting should provide information about an enterprise's financial performance during a period was violated. Investors and creditors often use information about the past to help in accessing the prospects of an enterprise. Thus, although investment and credit decisions reflect investors' expectations about future enterprise performance, those expectations are commonly based at least partly on evaluations of past enterprise performance (FASB Statement of Concepts No. 1, PARA 42);

         (e) The principle that financial reporting should be reliable in that it represents what it purports to represent was violated. That information should be reliable as well as relevant is a notion that is central to accounting (FASB Statement of Concepts No. 2, PARA 58-59);

         (f) The principle of completeness, which means that nothing is left out of the information that may be necessary to ensure that it validly represents underlying events and conditions, was violated (FASB Statement of Concepts No. 2, PARA 79); and

         (g) The principle that conservatism be used as a prudent reaction to uncertainty to try to ensure that uncertainties and risks inherent in business situations are adequately considered was violated. The best way to avoid injury to investors is to try to ensure that what is reported represents what it purports to represent (FASB Statement of Concepts No. 2, PARA 95, 97).

    60. The undisclosed adverse information concealed by defendants during the Class Period is the type of information which, because of SEC regulations, regulations of the nation stock exchanges and customary business practice, is expected by investors and securities analysts to be disclosed and is known by corporate officials and their legal and financial advisors to be the type of information which is expected to be and must be disclosed.

                             DEFENDANTS' INSIDER SELLING

    61. During April-July 1995, Symantec's insiders sold very little of their Symantec stock, selling less than 21,000 shares during this four month period, or about 5,000 shares per month. From January 1995 through July 1995, Symantec's insiders sold only about 57,200 shares -- about 8,200 shares per month. Symantec's insiders wanted to sell off large amounts of their Symantec shares at profitable prices before the market learned what they already knew, sales of Symantec's Windows 95-related utility products were poor, its European sales were weak and it was falsifying its financial statements to conceal these adverse facts.

    62. Thus, in August and September 1995, at the height of the Windows 95 hype and while Symantec's insiders were issuing false and misleading statements about Symantec's business, including its Windows 95-related products, defendants sold 382,899 shares of the Symantec stock they owned for proceeds of over $12 million, to profit from the artificial inflation of Symantec's stock price their fraud had created before the truth became known and Symantec's stock price crashed. Notwithstanding their access to material non-public information as a result of their positions with the Company, the Individual Defendants sold the following amounts of Symantec shares at artificially inflated prices throughout the Class Period while in possession of material non-public information:



                   DATE        SHARES     PRICE       PROCEEDS        OPTION
NAME               SOLD         SOLD    PER SHARE    FROM SALE    PURCHASE PRICE
- ----               ----        ------   ---------    ---------    --------------
Eubanks, G.       08/09/95     9,700    $29.38     $  284,986
                  08/09/95    15,300    $29.75        455,175
                  08/09/95     5,000    $29.78        148,900
                  08/23/95    30,000    $30.80        924,000   30,000   $ .50
                  08/23/95    75,000    $30.80     $2,310,000   75,000   $1.00
                             -------               ----------
      Total:                 135,000               $4,123,061
                             -------               ----------
                             -------               ----------

Boesenberg, C.    08/14/95     8,333    $30.00     $  249,990    8,333  $10.75
                  08/15/95    24,031    $30.00        720,930   24,031  $10.75
                  08/15/95     2,968    $30.00         89,040    2,988  $10.75
                  08/18/95    10,000    $31.15        311,500   10,000  $16.16
                  08/22/95    10,000    $30.00        300,000   10,000  $16.16
                  08/23/95    10,000    $31.00        310,000   10,000  $16.16
                  08/23/95    10,000    $30.50        305,000   10,000  $16.16
                             -------               ----------
      Total:                  75,332               $2,286,460
                             -------               ----------
                             -------               ----------

Wang, E.          08/17/95     5,000    $31.63     $  158,150    5,000  $10.50
                             -------               ----------
                             -------               ----------

Bain, H.          08/18/95    10,000    $31.63     $  316,300   10,000  $11.00
                  09/08/95     1,904    $31.75         60,452    1,904  $11.00
                  09/08/95     1,430    $31.75         45,403    1,430  $11.00
                  09/08/95     2,952    $31.75         93,926    2,952  $11.00
                  09/08/95     3,714    $31.75        117,920    3,714  $11.00
                  01/02.96     1,102    $22.63     $   24,938
      Total:                  ------               ----------
                              21,102               $  658,939
                              ------               ----------
                              ------               ----------


                                        - 47 -


Taylor, E.        08/28/95     2,000    $29.00     $   58,000    2,000  $11.00
                  08/28/95       675    $29.00         19,575      675  $11.00
                  08/28/95       325    $29.00          9,425      325  $16.00
                  08/30/95     7,000    $28.00        196,000    7,000  $16.00
                  08/31/95     5,092    $29.00        147,668    5,092  $16.00
                  08/31/95     5,218    $29.00        151,322    5,218  $16.00
                  09/01/95       864    $29.50     $   25,488      864  $16.00
                             -------               ----------
      Total:                  21,174               $  607,478
                             -------               ----------
                             -------               ----------

Dykes, R.         09/01/95    24,652    $30.64     $  755,337   24,652  $16.94
                  09/01/95     6,596    $30.64        202,101    6,596  $16.94
                  09/01/95    11,808    $30.64        361,797   11,808  $16.94
                  09/01/95     6,944    $30.64        212,764    6,944  $16.94
                  09/01/95    50,000    $30.64     $1,512,000   50,000  $12.75
                             -------               ----------
      Total:                 100,000               $3,043,999
                             -------               ----------
                             -------               ----------

Laing, J.         09/01/95     6,148    $31.00     $  190,588    6,148  $11.00
                  09/01/95     3,852    $31.00        119,412    3,852  $11.00
                  09/01/95     1,400    $31.00         43,400
                  01/02/96       100    $22.88          2,288
                             -------               ----------
      Total:                  11,500               $  355,688
                             -------               ----------
                             -------               ----------

Witte,D.          09/05/95     8,000    $31.07     $  248,560    8,000  $10.25
                  09/05/95     1,822    $31.07         56,610    1,822  $11.00
                  09/05/95     1,303    $31.07         40,484    1,303  $11.00

                  09/05/95     2,153    $31.07         66,894    2,153  $11.00
                  09/05/95       347    $31.07         10,781      347  $11.00
                  09/05/95     3,093    $31.07         96,100    3,093  $13.25
                  09/05/95     5,868    $31.07        182,319    5,868  $14.50
                  09/05/95        93    $31.07          2,890       93  $14.50
                  09/05/95     1,218    $31.07         37,843    1,218  $13.50
                  09/05/95       750    $31.07         23,303      750  $13.50
                  09/06/95     1,146    $32.00     $   36,672
                             -------               ----------
      Total:                  25,793               $  802,456
                             -------               ----------
                             -------               ----------

    GRAND TOTAL:             394,901              $12,036,231
                             -------              -----------
                             -------              -----------



    63. This insider selling by the Individual Defendants was highly unusual, both in its timing and in its amount. These sales came just after the purported successful introduction of a major new product line by Symantec that was supposed to push its earnings higher for several quarters, presumably resulting in substantial appreciation in Symantec's stock price over that time period -- yet the defendants bailed-out at the very beginning. During the two months preceding August and September 1995, Symantec's insiders sold only about 3,000 shares of Symantec stock. In the prior four months, they sold only about 21,000 shares. In all of 1995, prior to their August-September selling spree, they sold only about 57,200 shares, or about 8,200 shares per month, contrasted with

382,899 shares sold in August-September insider bailout. Also, these stock sales took place just 90+ days BEFORE Symantec revealed "terrible" results from the sales of a new product line that defendants said was "meeting or beating expectations," while they were unloading their shares.

                                FIRST CAUSE OF ACTION
                       Violation of sections 25400 and 25500 of
                           the California Corporations Code

    64.  Plaintiffs incorporate PARA 1-63.

    65. Acting individually and pursuant to a scheme and conspiracy and while aiding and abetting each other, defendants concealed and/or misrepresented material adverse information regarding Symantec. Defendant's wrongdoing included the making of and/or participation in the making of, untrue statements of material facts and the omission to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and engaging in acts, practices and a course of conduct which operated as a fraud and deceit upon plaintiffs and members of the Class in order to induce the purchase of Symantec stock by plaintiffs and the members of the Class, while Symantec and the Individual Defendants were selling Symantec stock.

    66. Plaintiffs and the members of the Class have suffered substantial damages because, in reliance on the integrity of the market, they paid artificially inflated prices for Symantec stock. Plaintiffs and the members of the Class would not have purchased Symantec stock at the prices they paid, or at all, if they had been aware that the market price had been artificially and falsely inflated by defendants' misleading statements and concealments. At the time of the purchases by plaintiffs and the members of the Class of Symantec stock, the fair market value of said stock was substantially less than the prices paid by them.

    67. By reason of the foregoing, defendants violated Section 25400 of the Cal. Corp. Code, thereby entitling the members of the Class to recover damages pursuant to Section 25500.

                                SECOND CAUSE OF ACTION

                          Violation of Sections 1709-1710 of
                              the California Civil Code

    68.  Plaintiffs incorporate Paragraphs 1-63, 65-66.

    69. For the purpose of inducing public investors, including plaintiffs and other members of the Class, to purchase or otherwise acquire Symantec stock, and with intent to deceive such investors, the defendants employed a scheme and conspiracy to defraud and aided and abetted each other as a part of which said defendants made, participated in the making of, or aided and abetted the making of, misrepresentations of fact and concealed the true facts and omitted to state material facts as set forth above. Said representations and statements were not true and defendants did not believe them to be true. Said acts by defendants were fraudulent, oppressive and malicious.

    70. Plaintiffs and the Class members each relied on one or more of the false statements alleged herein and were damaged thereby.

                                 BASIS OF ALLEGATIONS

    71. Plaintiffs have alleged the foregoing based upon the investigation of their counsel, which included a review of

Symantec's SEC filings, securities analysts' reports and advisories about the Company, press releases issued by the Company, media reports about the Company and discussions with consultants, and believe that substantial evidentiary support will exist for the allegations set forth in Paragraphs 1, 3, 6, 8, 10, 22-26, 28, 31, 33 and 48-50, 52, 53, 59-62 after a reasonable opportunity for discovery.

                                  PRAYER FOR RELIEF

    WHEREFORE, plaintiffs pray for judgment as follows:

    1. Declaring this action to be a proper class action on behalf of the Class defined herein;

    2. Awarding plaintiffs and the members of the Class compensatory and/or punitive damages;

    3. Awarding plaintiffs and the members of the Class pre-judgment and post-judgment interest, as well as reasonable attorneys' fees, expert witness fees and other costs;

    4. Awarding extraordinary, equitable and/or injunctive relief as permitted by law, equity and the appropriate state law remedies; and

    5.  Awarding such other relief as this Court may deem just and proper.

                                     JURY DEMAND

    Plaintiffs demand a trial by jury.

DATED:  March 11, 1996
                                       MILBERG WEISS BERSHAD
                                         HYNES & LERACH LLP
                                       WILLIAM S. LERACH
                                       ALAN SCHULMAN
                                       BLAKE M. HARPER

                                       /s/ WILLIAM S. LERACH
                                       -------------------------
                                           WILLIAM S. LERACH

                                       600 West Broadway, Suite 1800
                                       San Diego, CA 92101
                                       Telephone:  619/231-1058

                                       KAPLAN, KILSHEIMER & FOX, LLP
                                       ROBERT N. KAPLAN
                                       685 Third Avenue, 26th Floor
                                       New York, NY 10017
                                       Telephone:  212/687-1980

                                       Attorneys for Plaintiffs

                                       SUMMONS
                                 (CITACION JUDICIAL)

                                                         ----------------------
                                                           FOR COURT USE ONLY

NOTICE TO DEFENDANT:

  GORDON EUBANKS, CHARLES BOESENBERG, EUGENE WANG,
  HOWARD BAIN, ELLEN TAYLOR, ROBERT DYKES, JOHN
  LAING, DEREK WITTE and SYMANTEC CORPORATION


YOU ARE BEING SUED BY PLAINTIFF:


  STEVEN COOPERMAN and ERIC D. FREED, IRA, On Behalf of
  Themselves and All Others Similarly Situated

                                                         ----------------------
- -------------------------------------------------------------------------------
    YOU HAVE 30 CALENDAR DAYS AFTER THIS SUMMONS IS SERVED ON YOU TO FILE A TYPEWRITTEN RESPONSE AT THIS COURT.

    A LETTER OR PHONE CALL WILL NOT PROTECT YOU; YOUR TYPEWRITTEN RESPONSE MUST BE IN PROPER LEGAL FORM IF YOU WANT THE COURT TO HEAR YOUR CASE.

    IF YOU DO NOT FILE YOUR RESPONSE ON TIME, YOU MAY LOSE THE CASE, AND YOUR WAGES, MONEY AND PROPERTY MAY BE TAKEN WITHOUT FURTHER WARNING FROM THE COURT.

    THERE ARE OTHER LEGAL REQUIREMENTS. YOU MAY WANT TO CALL AN ATTORNEY RIGHT AWAY. IF YOU DO NOT KNOW AN ATTORNEY, YOU MAY CALL AN ATTORNEY REFERRAL SERVICE OR A LEGAL AID OFFICE (LISTED IN THE PHONE BOOK).
- -------------------------------------------------------------------------------
The name and address of the court is:                 CASE NUMBER
                                                           CV756665
         Santa Clara County Superior Court          ---------------------------
         191 North First Street
         San Jose, CA 95113


The name, address, and telephone number of plaintiff's attorney, or plaintiff without an attorney, is:

         William S. Lerach
         Milberg Weiss Bershad Hynes & Lerach
         600 West Broadway, Suite 1800
         San Diego, CA 92101
         Telephone:  619/231-1058
- ------------------------------------------------------------------------------

DATE:  MAR 18 1996         Clerk, by /s/ B. RHODES     STEPHEN V. LOVE  Deputy
                                     ----------------------------------
                                         B. RHODES

[SEAL] NOTICE TO THE PERSON SERVED:  You are served
       1. / / as an individual defendant.

       2. / / as the person sued under the fictitious name of (SPECIFY):

       3. /x/ on behalf of (SPECIFY):  Symantec Corporation

       under: /x/ CCP 416.10 (corporation)          / / CCP 416.60 (minor)

              / / CCP 416.20 (defunct corporation)  / / CCP 416.70 (conservatee)

              / / CCP 416.40 (association           / / CCP 416.90 (individual)
                    or partnership)

              / / other:

       4. / / by personal delivery on (DATE):
- -------------------------------------------------------------------------------
Form adopted by               (See reverse for Proof         Form 219 Co. Clk.
   Rule 982                        of Service)                  (Rev 1-84)

Judicial Council of California       SUMMONS

[SANTA CLARA COUNTY SUPERIOR COURT LETTERHEAD]                           [SEAL]

- -------------------------------------------------------------------------------
                                                         CASE NUMBER:  CV756665

                                 NOTICE TO LITIGANTS

1.  Timely filing and service of pleadings is required per Local Rule 1.1.5.

2. All parties are responsible to be acquainted with the Local Rules of Court and to acquire the proper forms. The rules and forms to be used by the litigants are available for purchase through:

    FORMS AND RULES                              RULES
    Rose Printing Co.                            San Jose Post Record
    20 N. First St., Ste. A                      90 N. First St., Ste. 100
    San Jose, CA 95113                           San Jose, CA 95113
    (408)  293-8177                              (408)  287-4866

3. Notice is given that the Case Management Conference has been scheduled as follows:

- ------------------------------------------------------------------------------
DATE:  07-16-96              TIME:  10:00             DEPT.  04
- ------------------------------------------------------------------------------

4. You must file and serve a completed Case Management Conference Questionnaire and At-Issue Memorandum at least ten calendar days before the Case Management Conference per Local Rule 1.1.7.

5. Counsel for each party and each self-represented party shall attend and be fully prepared to participate effectively in the Case Management Conference per Local Rule 1.1.6(D).

6. At the Case Management Conference the court will evaluate each case as provided in the CRC 2106 and make appropriate pre-trial orders per Local Rule 1.1.6(D).
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                                      SANCTIONS


If you do not file the Case Management Conference Questionnaire and At-Issue Memorandum, attend the Case Management Conference and/or participate effectively in the conference, the court may impose sanctions (including the dismissal of the case and payment of money)


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